Exhibit 99.4

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Unitholders of EQT Midstream Partners, LP and the Board of Directors of EQT Midstream Services, LLC

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of EQT Midstream Partners, LP and subsidiaries (the Partnership) as of December 31, 2017 and 2016, the related statements of combined operations, cash flows and equity for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the combined financial position of the Partnership at December 31, 2017 and 2016, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the Partnership's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young, LLP
We have served as the Partnership's auditor since 2012.
Pittsburgh, Pennsylvania
June 12, 2018

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
 STATEMENTS OF COMBINED OPERATIONS(a)
 YEARS ENDED DECEMBER 31,

	2017	2016	2015
	(Thousands, except per unit amounts)
Operating revenues (b)	$851,339	$732,272	$632,936
Operating expenses:
Operating and maintenance (c)	77,649	69,255	69,478
Selling, general and administrative (c)	73,709	72,470	61,606
Depreciation and amortization	99,681	62,691	49,895
Amortization of intangible assets	5,540	—	—
Total operating expenses	256,579	204,416	180,979
Operating income	594,760	527,856	451,957
Other income (d)	26,595	37,011	7,773
Net interest expense (e)	36,129	16,766	21,345
Income before income taxes	585,226	548,101	438,385
Income tax expense (benefit)	—	10,147	(16,741)
Net income	585,226	537,954	455,126
Net income attributable to noncontrolling interests	734	—	—
Net income attributable to EQT Midstream Partners, LP	$584,492	$537,954	$455,126

Calculation of limited partners' interest in net income:
Net income attributable to EQT Midstream Partners, LP	$584,492	$537,954	$455,126
Less pre-acquisition income allocated to parent	(12,588)	(21,861)	(72,782)
Less general partner interest in net income - general partner units	(10,060)	(9,173)	(7,455)
Less general partner interest in net income - incentive distribution rights	(143,531)	(93,568)	(46,992)
Limited partners' interest in net income	$418,313	$413,352	$327,897

Net income per limited partner unit – basic	$5.19	$5.21	$4.71
Net income per limited partner unit – diluted	$5.19	$5.21	$4.70

Weighted average limited partner units outstanding – basic	80,603	79,367	69,612
Weighted average limited partner units outstanding – diluted	80,603	79,388	69,773

(a)
As discussed in Note 2, the combined financial statements of EQT Midstream Partners, LP (EQM) have been retrospectively recast to include the pre-acquisition results of Rice Olympus Midstream LLC (ROM), Strike Force Midstream Holdings LLC (Strike Force) and Rice West Virginia Midstream LLC (Rice WV), which were acquired by EQM effective on May 1, 2018 (the May 2018 Acquisition), the Allegheny Valley Connector, LLC (AVC), Rager Mountain Storage Company LLC (Rager) and certain gathering assets (the Gathering Assets), which were acquired by EQM effective on October 1, 2016 (the October 2016 Acquisition), and the Northern West Virginia Marcellus gathering system (NWV Gathering), which was acquired by EQM on March 17, 2015, because these transactions were between entities under common control.

(b)
Operating revenues included affiliate revenues from EQT Corporation and subsidiaries (collectively, EQT) of $621.8 million, $551.4 million and $462.4 million for the years ended December 31, 2017, 2016 and 2015, respectively. See Note 5.

(c)
Operating and maintenance expense included charges from EQT of $40.2 million, $34.2 million and $33.5 million for the years ended December 31, 2017, 2016 and 2015, respectively. Selling, general and administrative expense included charges from EQT of $69.7 million, $67.3 million and $55.1 million for the years ended December 31, 2017, 2016 and 2015, respectively. See Note 5.

(d)
For the year ended December 31, 2017, other income included equity income from Mountain Valley Pipeline, LLC (MVP Joint Venture) of $22.2 million. For the year ended December 31, 2016, other income included distributions received from EQT Energy Supply, LLC (EES) of $8.3 million and equity income from the MVP Joint Venture of $9.9 million. For the year ended December 31, 2015, other income included equity income from the MVP Joint Venture of $2.4 million. See Note 6.

(e)	For the years ended December 31, 2017 and 2016, net interest expense included interest income on the preferred interest (the Preferred Interest) in EES of $6.8 million and $1.7 million, respectively.

See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
STATEMENTS OF COMBINED CASH FLOWS(a)
 YEARS ENDED DECEMBER 31,

	2017	2016	2015
	(Thousands)
Cash flows from operating activities:
Net income	$585,226	$537,954	$455,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99,681	62,691	49,895
Amortization of intangible assets	5,540	—	—
Deferred income taxes	—	8,774	(30,686)
Equity income	(22,171)	(9,898)	(2,367)
AFUDC – equity	(5,110)	(19,402)	(6,327)
Non-cash long term compensation expense	225	195	1,467
Changes in other assets and liabilities:
Accounts receivable	(7,382)	(2,872)	(647)
Accounts payable	4,347	(9,354)	8,470
Due to/from EQT affiliates	(218)	(34,667)	8,633
Other assets and other liabilities	8,435	4,483	6,142
Net cash provided by operating activities	668,573	537,904	489,706
Cash flows from investing activities:
Capital expenditures	(356,678)	(584,819)	(458,056)
Acquisitions - net assets from EQT (see Note 2)	—	(62,372)	(386,791)
MVP Interest Acquisition (see Note 2) and capital contributions to the MVP Joint Venture	(159,550)	(98,399)	(84,381)
Sales of interests in the MVP Joint Venture	—	12,533	9,723
Preferred Interest Acquisition (as defined in Note 2)	—	—	(124,317)
Principal payments received on the Preferred Interest (see Note 2)	4,166	1,024	—
Net cash used in investing activities	(512,062)	(732,033)	(1,043,822)
Cash flows from financing activities:
Proceeds from the issuance of EQM common units, net of offering costs	—	217,102	1,183,921
Acquisitions - purchase price in excess of net assets from EQT (see Note 2)	—	(3,734)	(486,392)
Acquisition of AVC net assets from EQT (see Note 2)	—	(208,894)	—
Proceeds from credit facility borrowings	524,000	740,000	617,000
Payments of credit facility borrowings	(344,000)	(1,039,000)	(318,000)
Proceeds from the issuance of long-term debt	—	500,000	—
Net contributions from (distributions to) EQT	30,867	20,234	(6,598)
Net contributions from noncontrolling interest	6,738	—	—
Capital contributions	3,052	5,884	1,781
Distributions paid to unitholders	(432,188)	(329,471)	(212,262)
Discount, debt issuance costs and credit facility origination fees	(2,257)	(8,580)	—
Net cash (used in) provided by financing activities	(213,788)	(106,459)	779,450

Net change in cash and cash equivalents	(57,277)	(300,588)	225,334
Cash and cash equivalents at beginning of year (b)	101,339	360,956	135,622
Cash and cash equivalents at end of year	$44,062	$60,368	$360,956

Cash paid during the year for:
Interest, net of amount capitalized	$41,958	$13,899	$19,606
Non-cash activity during the year:
Increase (decrease) in capital contribution receivable from EQT	$12,411	$(5,283)	$5,744
Elimination of net current and deferred tax liabilities	—	93,951	84,446
Asset adjustments prior to acquisition	—	(115,270)	—
Limited partner and general partner units issued for acquisitions	—	—	52,500
Net settlement of current income taxes receivable with EQT	$—	$—	$8,652

(a)
As discussed in Note 2, the combined financial statements of EQM have been retrospectively recast to include the pre-acquisition results of ROM, Strike Force and Rice WV, which were acquired by EQM effective on May 1, 2018, AVC, Rager and the Gathering Assets, which were acquired by EQM effective on October 1, 2016, and NWV Gathering, which was acquired by EQM on March 17, 2015, because these transactions were between entities under common control.

(b)
Cash and cash equivalents at beginning of year for 2017 included the cash of ROM, Strike Force and Rice WV of $41.0 million at November 13, 2017, the date at which those entities came under common control.

See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
 COMBINED BALANCE SHEETS(a)
 DECEMBER 31,

	2017	2016
	(Thousands, except number of units)
ASSETS
Current assets:
Cash and cash equivalents	$44,062	$60,368
Accounts receivable (net of allowance for doubtful accounts of $446 and $319 as of December 31, 2017 and 2016, respectively)	48,305	20,662
Accounts receivable – affiliate	110,292	81,358
Other current assets	12,754	9,671
Total current assets	215,413	172,059

Property, plant and equipment	4,077,282	2,894,858
Less: accumulated depreciation	(398,245)	(316,024)
Net property, plant and equipment	3,679,037	2,578,834
Investment in unconsolidated entity	460,546	184,562
Goodwill	37,954	—
Intangible assets, net	617,660	—
Other assets	136,966	140,385
Total assets	$5,147,576	$3,075,840

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$80,637	$35,830
Due to related party	31,673	19,027
Capital contribution payable to MVP Joint Venture	105,734	11,471
Accrued interest	10,926	12,016
Accrued liabilities	16,936	8,648
Total current liabilities	245,906	86,992

Credit facility borrowings	180,000	—
Senior notes	987,352	985,732
Regulatory and other long-term liabilities	20,273	9,562
Total liabilities	1,433,531	1,082,286

Equity:
Predecessor equity	1,391,615	—
Noncontrolling interests	173,472	—
Common (80,581,758 units issued and outstanding at December 31, 2017 and 2016)	2,147,706	2,008,510
General partner (1,443,015 units issued and outstanding at December 31, 2017 and 2016)	1,252	(14,956)
Total equity	3,714,045	1,993,554
Total liabilities and equity	$5,147,576	$3,075,840

(a)
As discussed in Note 2, the combined financial statements of EQM have been retrospectively recast to include the pre-acquisition results of ROM, Strike Force and Rice WV, which were acquired by EQM effective on May 1, 2018, because this transaction was between entities under common control.

See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
STATEMENTS OF COMBINED EQUITY
 YEARS ENDED DECEMBER 31, 2017, 2016 and 2015(a)

	Predecessor	Noncontrolling	Limited Partners		General
	Equity	Interests	Common	Subordinated	Partner	Total
	(Thousands)
Balance at January 1, 2015	$520,287	$—	$1,647,910	$(929,374)	$(27,497)	$1,211,326
Net income	72,782	—	327,897	—	54,447	455,126
Capital contributions	—	—	7,342	—	150	7,492
Equity-based compensation plans	—	—	1,537	—	33	1,570
Net distributions to EQT	(15,179)	—	—	—	—	(15,179)
Distributions to unitholders	—	—	(162,040)	(10,057)	(40,165)	(212,262)
Conversion of subordinated units to common units(b)	—	—	(939,431)	939,431	—	—
Proceeds from issuance of common units, net of offering costs	—	—	1,182,002	—	1,919	1,183,921
Elimination of net current and deferred tax liabilities	84,446	—	—	—	—	84,446
NWV Gathering net assets from EQT	(386,791)	—	—	—	—	(386,791)
Issuance of units	—	—	38,910	—	13,590	52,500
Purchase price in excess of net assets from EQT	—	—	(505,452)	—	(33,440)	(538,892)
Balance at December 31, 2015	$275,545	$—	$1,598,675	$—	$(30,963)	$1,843,257

Net income	21,861	—	413,352	—	102,741	537,954
Capital contributions	—	—	591	—	11	602
Equity-based compensation plans	—	—	195	—	—	195
Net contributions from EQT	20,234	—	—	—	—	20,234
Elimination of capital lease (c)	(25,055)	—	23,500	—	1,555	—
Distributions to unitholders	—	—	(241,403)	—	(88,068)	(329,471)
Proceeds from issuance of common units, net of offering costs	—	—	217,102	—	—	217,102
Elimination of net current and deferred tax liabilities	93,951	—	—	—	—	93,951
Asset adjustments prior to acquisition (d)	(115,270)	—	—	—	—	(115,270)
October 2016 Acquisition net assets from EQT	(271,266)	—	—	—	—	(271,266)
Purchase price in excess of net assets from EQT	—	—	(3,502)	—	(232)	(3,734)
Balance at December 31, 2016	$—	$—	$2,008,510	$—	$(14,956)	$1,993,554

EQT acquisition of ROM, Strike Force and Rice WV on November 13, 2017	1,348,743	166,000	—	—	—	1,514,743
Net income	12,588	734	418,313	—	153,591	585,226
Net contributions from EQT	30,284	—	—	—	—	30,284
Net contributions from noncontrolling interest	—	6,738	—	—	—	6,738
Capital contributions	—	—	15,184	—	279	15,463
Equity-based compensation plans	—	—	225	—	—	225
Distributions to unitholders	—	—	(294,526)	—	(137,662)	(432,188)
Balance at December 31, 2017	$1,391,615	$173,472	$2,147,706	$—	$1,252	$3,714,045

(a)
As discussed in Note 2, the combined financial statements of EQM have been retrospectively recast to include the pre-acquisition results of ROM, Strike Force and Rice WV, which were acquired by EQM effective on May 1, 2018, AVC, Rager and the Gathering Assets, which were acquired by EQM effective on October 1, 2016, and NWV Gathering, which was acquired by EQM on March 17, 2015, because these transactions were between entities under common control.

(b)
All subordinated units were converted to common units on a one-for-one basis on February 17, 2015. For purposes of calculating net income per common and subordinated unit, the conversion of the subordinated units was deemed to have occurred on January 1, 2015. See Note 3.

(c)	Reflects the elimination of the historical capital lease depreciation expense as described in Note 2.

(d)	Represents a decrease in the carrying value of the Gathering Assets and regulatory assets on the books of AVC, Rager, and the Gathering Assets by EQT prior to the October 2016 Acquisition.

See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2017
1.    Summary of Operations and Significant Accounting Policies
Organization and Basis of Presentation
EQM is a growth-oriented Delaware limited partnership formed by EQT in January 2012. EQT Midstream Services, LLC (EQM General Partner) is a direct wholly owned subsidiary of EQT GP Holdings, LP (EQGP) and is the general partner of EQM. References in these combined financial statements to EQT refer collectively to EQT and its consolidated subsidiaries. As discussed in Note 2, EQM's combined financial statements have been retrospectively recast to include the pre-acquisition results of (i) ROM, Strike Force and Rice WV, which were acquired by EQM effective on May 1, 2018, (ii) AVC, Rager and the Gathering Assets, which were acquired by EQM effective on October 1, 2016, and (iii) NWV Gathering, which was acquired by EQM on March 17, 2015, as these were businesses and the transactions were between entities under common control. All recasts are for the periods the acquired businesses were under common control of EQT, which was all pre-acquisition periods except the May 2018 Acquisition as ROM, Strike Force and Rice WV were acquired by EQT on November 13, 2017. Strike Force owns a 75% limited liability company interest in Strike Force Midstream LLC (Strike Force Midstream).
EQM does not have any employees. Operational, management and other services for EQM are provided by employees of EQT and its subsidiaries.
Nature of Business
EQM is a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. EQM provides midstream services to EQT and third parties in Pennsylvania, West Virginia and Ohio through two primary assets: the gathering system and the transmission and storage system.
As of December 31, 2017, EQM's gathering system included approximately 450 miles of high pressure gathering lines with approximately 2.3 Bcf per day of total firm contracted gathering capacity and multiple interconnect points with EQM's transmission and storage system. EQM's gathering system also includes approximately 1,500 miles of Federal Energy Regulatory Commission (FERC)-regulated low pressure gathering lines. Revenues are primarily generated from EQM's firm gathering contracts.
As of December 31, 2017, EQM's transmission and storage system included an approximately 950-mile FERC-regulated interstate pipeline that connects to seven interstate pipelines and to local distribution companies. The transmission system is supported by 18 associated natural gas storage reservoirs with approximately 645 MMcf per day of peak withdrawal capacity and 43 Bcf of working gas capacity and 41 compressor units. As of December 31, 2017, the transmission assets had total throughput capacity of approximately 4.4 Bcf per day. Revenues are primarily generated from EQM's firm transmission and storage contracts.
Significant Accounting Policies
Principles of Consolidation/Combination: The combined financial statements include the accounts of all entities in which EQM holds a controlling financial interest. EQM applies the equity method of accounting where it can exert significant influence over, but does not control or direct the policies, decisions or activities of an entity.
The combined financial statements reflect the pre-acquisition results of businesses acquired through common control transactions on a combined basis with EQM. See Note 2. Transactions between EQM and EQT have been identified in the combined financial statements as transactions between related parties and are discussed in Note 5.
Segments: Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and are subject to evaluation by EQM's chief operating decision maker in deciding how to allocate resources. EQM reports its operations in two segments, which reflect its lines of business. Gathering primarily includes high pressure gathering lines and the FERC-regulated low pressure gathering system. Transmission includes EQM's FERC-regulated interstate pipeline and storage business. The operating segments are evaluated on their contribution to EQM's operating income. All of EQM's operating revenues, income from continuing operations and assets are generated or located in the United States. See Note 4.
Reclassification: Certain previously reported amounts have been reclassified to conform to the current year presentation.

Use of Estimates: The preparation of financial statements in conformity with United States generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and Cash Equivalents:  EQM considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.  Interest earned on cash equivalents is included as a reduction to net interest expense in the accompanying statements of combined operations.
Trade and Other Receivables:  Trade and other receivables are stated at their historical carrying amount. Judgment is required to assess the ultimate realization of accounts receivable, including assessing the probability of collection and the creditworthiness of customers. Based upon management's assessments, allowances for doubtful accounts were $0.4 million and $0.3 million at December 31, 2017 and 2016, respectively. EQM also has receivables due from EQT as discussed in Note 5.
Fair Value of Financial Instruments: EQM has categorized its assets and liabilities disclosed at fair value into a three-level fair value hierarchy, based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The carrying value of cash and cash equivalents, accounts receivable, amounts due to/from related parties and accounts payable approximate fair value due to the short maturity of the instruments; these are considered Level 1 fair values. The carrying value of EQM's credit facility borrowings approximates fair value as the interest rates are based on prevailing market rates; this is considered a Level 1 fair value. As EQM's senior notes are not actively traded, their fair value is a Level 2 fair value measurement estimated using a standard industry income approach model which utilizes a discount rate based on market rates for debt with similar remaining time to maturity and credit risk. See Note 9. The fair value of the Preferred Interest is a Level 3 fair value measurement which is estimated using an income approach model utilizing a market-based discount rate. As of December 31, 2017 and 2016, the estimated fair value of the Preferred Interest was approximately $133 million and $132 million, respectively, and the carrying value of the Preferred Interest was approximately $119 million and $123 million, respectively, inclusive of approximately $4 million, for each period, in other current assets in the combined balance sheets.
Property, Plant and Equipment: EQM's property, plant and equipment are stated at depreciated cost. Maintenance projects that do not increase the overall life of the related assets are expensed as incurred. Expenditures that extend the useful life of the underlying asset are capitalized. EQM capitalized internal costs of $46.5 million, $53.2 million and $78.9 million in 2017, 2016 and 2015, respectively. EQM capitalized interest of $4.1 million, $9.4 million and $5.6 million on assets under construction in 2017, 2016 and 2015, respectively, including the debt component of allowance for funds used during construction (AFUDC).

	As of December 31,
	2017	2016
	(Thousands)
Gathering assets	$2,403,202	$1,330,998
Accumulated depreciation	(149,771)	(110,473)
Net gathering assets	2,253,431	1,220,525
Transmission and storage assets	1,674,080	1,563,860
Accumulated depreciation	(248,474)	(205,551)
Net transmission and storage assets	1,425,606	1,358,309
Net property, plant and equipment	$3,679,037	$2,578,834
Depreciation is recorded using composite rates on a straight-line basis over the estimated useful life of the assets. The overall rates of depreciation for the years ended December 31, 2017, 2016 and 2015 were approximately 2.2%, 2.2% and 2.1%, respectively. EQM estimates pipelines have useful lives ranging from 20 years to 65 years and compression equipment has useful lives ranging from 20 years to 50 years. As circumstances warrant, depreciation estimates are reviewed to determine if any changes in the underlying assumptions are necessary. For EQM's regulated fixed assets, depreciation rates are re-evaluated each time it files with the FERC for a change in its transmission and storage rates.
Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, EQM reviews its long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value exceeds the sum of the assets' undiscounted cash flows, EQM estimates an impairment loss equal to the difference between the carrying value and fair value of the assets.

Goodwill: Goodwill is the total cost of an acquisition less the fair value of the identifiable net assets of the acquired business. As a result of EQT's merger with Rice Energy Inc. (Rice) on November 13, 2017 (the Rice Merger), approximately $38.0 million of goodwill was allocated collectively to ROM and Strike Force. Prior to the Rice Merger, ROM and Strike Force had no goodwill.
ROM and Strike Force evaluate goodwill for impairment at least annually during the fourth quarter, or whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. ROM and Strike Force first consider qualitative factors to assess whether there are indicators that it is more likely than not that the fair value of a reporting unit may not exceed its carrying amount. To the extent that such indicators exist, a two-step goodwill impairment test is completed. The first step compares the fair value of a reporting unit to its carrying value. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the goodwill of a reporting unit to its carrying value. If the carrying value of the goodwill of a reporting unit exceeds its implied fair value, the difference is recognized as an impairment charge.
ROM and Strike Force evaluated goodwill for impairment at December 31, 2017 and determined there was no indicator of impairment.
Intangible Assets: EQM did not have any intangible assets prior to the Rice Merger. At the date of the Rice Merger, through pushdown accounting, approximately $623.2 million in intangible assets associated with customer relationships were recorded on ROM and Strike Force. These intangible assets were valued based upon the estimated fair value of the customer contracts at the date of the Rice Merger. The customer contracts were assigned a useful life of 15 years and are amortized on a straight-line basis. Amortization expense for the year ended December 31, 2017 was $5.5 million. The estimated annual amortization expense over the next five years is $41.5 million.
Investment in Unconsolidated Entity: EQM evaluates its investment in unconsolidated entity for impairment whenever events or changes in circumstances indicate that the carrying value of the investment may have experienced a decline in value. When there is evidence of loss in value that is other than temporary, EQM compares the estimated fair value of the investment to the carrying value of the investment to determine whether impairment has occurred. If the estimated fair value is less than the carrying value, the excess of the carrying value over the estimated fair value is recognized as an impairment loss.
Unamortized Debt Discount and Issuance Expense: Discounts and expenses incurred with the issuance of EQM's senior notes are amortized over the term of the debt. These amounts are presented as a reduction of the debt on the accompanying combined balance sheets. Expenses incurred with the issuance and extension of EQM's $1 billion credit facility are presented in other assets on the accompanying combined balance sheets.
Natural Gas Imbalances: EQM experiences natural gas imbalances when the actual amount of natural gas delivered from a pipeline system or storage facility differs from the amount of natural gas scheduled to be delivered. EQM values these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in-kind, subject to the terms of the FERC tariffs. Imbalances as of December 31, 2017 and 2016 were receivables of $5.2 million and $2.8 million, respectively, included in other current assets in the accompanying combined balance sheets with offsetting amounts recorded to system gas, a component of property, plant and equipment. EQM classifies imbalances as current as it expects to settle them within a year.
Asset Retirement Obligations: EQM is under no legal or contractual obligation to restore or dismantle its gathering system and transmission and storage system upon abandonment. Additionally, EQM operates and maintains its gathering system and transmission and storage system and it intends to do so as long as supply and demand for natural gas exists, which EQM expects for the foreseeable future. Therefore, EQM does not have any asset retirement obligations as of December 31, 2017 and 2016.
Contingencies: EQM is involved in various regulatory and legal proceedings that arise in the ordinary course of business. A liability is recorded for contingencies based upon EQM's assessment that a loss is probable and that the amount of the loss can be reasonably estimated. EQM considers many factors in making these assessments, including history and specifics of each matter. Estimates are developed in consultation with legal counsel and are based upon the analysis of potential results. See Note 13.
Regulatory Accounting: EQM's regulated operations consist of interstate pipeline, intrastate gathering and storage operations subject to regulation by the FERC. Rate regulation provided by the FERC is designed to enable EQM to recover the costs of providing the regulated services plus an allowed return on invested capital. The application of regulatory accounting allows EQM to defer expenses and income in its combined balance sheets as regulatory assets and liabilities when it is probable that those expenses and income will be allowed in the rate setting process in a period different from the period in which they would have been reflected in the statements of combined operations for a non-regulated entity. The deferred regulatory assets and liabilities are then recognized in the statements of combined operations in the period in which the same amounts are reflected in rates. The amounts deferred in the combined balance sheets relate primarily to the accounting for income taxes and post-retirement benefit costs. EQM believes that it will continue to be subject to rate regulation that will provide for the recovery of deferred costs. See Note 10.
The following tables present the total regulated operating revenues and expenses, and the regulated property, plant and equipment of EQM.

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Operating revenues	$383,309	$343,978	$309,984
Operating expenses	$143,614	$114,978	$109,658

	As of December 31,
	2017	2016
	(Thousands)
Property, plant & equipment	$1,787,656	$1,675,433
Accumulated depreciation and amortization	(278,756)	(234,336)
Net property, plant & equipment	$1,508,900	$1,441,097
Revenue Recognition: Reservation revenues on firm contracted capacity are recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas transported or gathered. Revenues associated with gathered or transported volumes under firm and interruptible contracts are recognized as physical deliveries of natural gas are made.
AFUDC: The carrying costs for the construction of certain long-lived regulated assets are capitalized and amortized over the related assets' estimated useful lives. The capitalized amount for construction of regulated assets includes interest cost (the debt component) and a designated cost of equity (the equity component) for financing the construction of these regulated assets. The debt components of AFUDC for the years ended December 31, 2017, 2016 and 2015 of $0.8 million, $2.4 million and $1.6 million, respectively, were included as a reduction of net interest expense in the statements of combined operations. The equity components of AFUDC for the years ended December 31, 2017, 2016 and 2015 of $5.1 million, $19.4 million and $6.3 million, respectively, were recorded in other income in the statements of combined operations.
Equity-Based Compensation: EQM has awarded equity-based compensation in connection with the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan. These awards will be paid in EQM common units; therefore, EQM treats these programs as equity awards. Awards are recorded at fair value which utilizes the published market price on the grant date. See Note 8.
Net Income per Limited Partner Unit: Net income per limited partner unit is calculated utilizing the two-class method by dividing the limited partner interest in net income by the weighted average number of limited partner units outstanding during the period. EQM's net income is allocated to the general partner and limited partners in accordance with their respective ownership percentages, and when applicable, giving effect to incentive distributions allocable to the general partner. The allocation of undistributed earnings, or net income in excess of distributions, to the incentive distribution rights (IDRs) is limited to available cash (as defined by EQM's partnership agreement) for the period. Any common units issued during the period are included on a monthly weighted-average basis for the periods in which they were outstanding. Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or agreements to issue common units, such as awards under the long-term incentive plan, were exercised, settled or converted into EQM common units. When it is determined that potential common units resulting from an award subject to performance or market conditions should be included in the diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method. Net income attributable to ROM and Strike Force for the period November 13, 2017 through December 31, 2017, to AVC, Rager and the Gathering Assets for the periods prior to October 1, 2016 and to NWV Gathering for the periods prior to March 17, 2015 was not allocated to the limited partners for purposes of calculating net income per limited partner unit as these pre-acquisition amounts were not available to the unitholders.
The phantom units granted to the independent directors of the EQM General Partner will be paid in common units upon a director's termination of service on the EQM General Partner's Board of Directors. As there are no remaining service, performance or market conditions related to these awards, 20,959, 17,196 and 14,017 phantom unit awards were included in the calculation of basic and diluted weighted average limited partner units outstanding for the years ended December 31, 2017, 2016 and 2015, respectively. Potentially dilutive securities included in the calculation of diluted weighted average limited partner units outstanding totaled zero, 20,548 and 160,633 for the years ended December 31, 2017, 2016 and 2015, respectively.
Income Taxes: For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated flow through to EQM's unitholders; accordingly, there is no provision for income taxes for EQM. Net income for financial statement purposes may differ significantly from taxable income of unitholders because of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under EQM's partnership agreement.  The aggregate difference in the basis of EQM's net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner's tax attributes is not available to EQM. ROM, Strike Force and Rice WV were all single-member limited liability companies and wholly-owned subsidiaries of a multi-member LLC and were not subject to federal income tax. See Note 11.
Noncontrolling Interest: Noncontrolling interest represents Gulfport Midstream Holdings, LLC's (Gulfport Midstream) equity ownership of a 25% LLC interest in Strike Force Midstream and is presented as a component of equity in the combined balance sheets. In the combined statements of operations, noncontrolling interest reflects the allocation of earnings to Gulfport Midstream.
Recently Issued Accounting Standards:
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The standard requires an entity to recognize revenue in a manner that depicts the transfer of goods or services to customers at an amount that reflects the consideration the entity expects in exchange for those goods or services. EQM adopted this standard on January 1, 2018 using the modified retrospective method of adoption. Adoption of the ASU did not require an adjustment to the opening balance of equity. EQM does not expect the standard to have a significant effect on its results of operations, liquidity or financial position. EQM implemented processes and controls to ensure new contracts are reviewed for the appropriate accounting treatment and to generate the disclosures required under the new standard in the first quarter of 2018.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The standard primarily affects accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments, and eliminates the cost method of accounting for equity investments. EQM adopted this standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures.
In February 2016, the FASB issued ASU No. 2016-02, Leases. The primary effect of adopting the new standard on leases will be to record assets and obligations for contracts currently recognized as operating leases. Lessees and lessors must apply a modified retrospective transition approach. The ASU will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early adoption permitted. EQM has completed a high level identification of agreements covered by this standard and will continue to evaluate the impact this standard will have on its financial statements, internal controls and related disclosures.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments. This ASU amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, this ASU eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The ASU will be effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. EQM is currently evaluating the impact this standard will have on its financial statements and related disclosures.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. This ASU addresses the presentation and classification of eight specific cash flow issues. The amendments in the ASU will be effective for public business entities for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, with early adoption permitted. EQM adopted this standard in the second quarter of 2017 with no material impact on its financial statements and related disclosures.
In January 2017, the FASB issued ASU 2017-04, Simplifying the Test of Goodwill Impairment. ASU 2017-04 simplifies the quantitative goodwill impairment test requirements by eliminating the requirement to calculate the implied fair value of goodwill (Step 2 of the current goodwill impairment test). Instead, a company would record an impairment charge based on the excess of a reporting unit’s carrying value over its fair value (measured in Step 1 of the current goodwill impairment test). Entities will apply the standard’s provisions prospectively. EQM adopted this standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures.
Subsequent Events: EQM has evaluated subsequent events through the date of the financial statement issuance. See discussion of the subsequent events in Note 2, Note 3 and Note 9.
2.     Acquisitions
The following table presents EQM's acquisitions completed during the three years ended December 31, 2017.

	Acquisition Date	Total Consideration	Cash	Common Units Issued to EQT	GP Units Issued to EQT
	(Thousands, except unit amounts)
NWV Gathering Acquisition (a)	3/17/15	$925,683	$873,183	511,973	178,816
MVP Interest Acquisition (b)	3/30/15	54,229	54,229	—	—
Preferred Interest Acquisition (c)	4/15/15	124,317	124,317	—	—
October 2016 Acquisition (d)	10/13/16	$275,000	$275,000	—	—

(a)
EQT contributed NWV Gathering to EQM Gathering Opco, LLC, an indirect wholly owned subsidiary of EQM. The cash portion of the purchase price was funded with net proceeds from an equity offering of EQM common units and borrowings under EQM's credit facility.

(b)
EQM assumed 100% of the membership interests in MVP Holdco, LLC (MVP Holdco), the owner of the interest (the MVP Interest) in the MVP Joint Venture, which at the time was an indirect wholly owned subsidiary of EQT. The cash payment made represented EQM's reimbursement to EQT for 100% of the capital contributions made by EQT to the MVP Joint Venture as of March 30, 2015. The cash payment was funded by borrowings under EQM's credit facility. See Note 6.

(c)
Pursuant to the NWV Gathering Acquisition contribution and sale agreement, EQM acquired the Preferred Interest from EQT in EES, which at the time was an indirect wholly owned subsidiary of EQT. EES generates revenue from services provided to a local distribution company. The cash payment was funded by borrowings under EQM's credit facility.

In October 2016, the operating agreement of EES was amended to include mandatory redemption of the Preferred Interest at the end of the preference period, which is expected to be December 31, 2034. As a result of this amendment, the accounting for EQM's investment in EES converted from a cost method investment to a note receivable effective October 1, 2016. This conversion did not impact the carrying value of this instrument; however, distributions from EES subsequent to the amendment were recorded partly as a reduction in the Preferred Interest and partly as interest income, which is included in net interest expense in the accompanying statements of combined operations. Distributions received from EES prior to this amendment were included in other income in the accompanying statements of combined operations.

(d)
On October 13, 2016, EQM entered into a Purchase and Sale Agreement with EQT pursuant to which EQM acquired from EQT 100% of the outstanding limited liability company interests of AVC and Rager as well as the Gathering Assets. The closing occurred on October 13, 2016 and was effective on October 1, 2016. The cash payment was funded by borrowings under EQM's credit facility.

AVC, Rager, the Gathering Assets and NWV Gathering were businesses and the related acquisitions were transactions between entities under common control; therefore, EQM recorded the assets and liabilities of these entities at their carrying amounts to EQT on the effective date of the respective transactions. The difference between EQT's net carrying amount and the total consideration paid to EQT was recorded as a capital transaction with EQT, which resulted in a reduction in equity. This portion of the consideration was recorded in financing activities in the statements of combined cash flows. EQM recast its combined financial statements to retrospectively reflect the pre-acquisition results of the October 2016 Acquisition and the NWV Gathering Acquisition as if the entities were owned for all periods presented; however, the combined financial statements are not necessarily indicative of the results of operations that would have occurred if EQM had owned them during the periods reported.
Prior to the October 2016 Acquisition, EQM operated the AVC facilities as part of its transmission and storage system under a lease agreement with EQT. The lease was a capital lease under GAAP; therefore, revenues and expenses associated with the AVC facilities were included in EQM's historical combined financial statements and the AVC facilities were depreciated over the lease term of 25 years. In conjunction with the October 2016 Acquisition, the lease agreement was terminated. As a result, EQM's recast of the combined financial statements included recasting depreciation expense recognized for the periods prior to the transaction to reflect the pipeline's useful life of 40 years. The $25.1 million of cumulative capital lease depreciation recorded for periods prior to the transaction was eliminated through equity at the time of the acquisition and the financial statements now reflect the depreciation expense based on the 40 year useful life. This adjustment increased previously reported net income by $5.2 million and $4.2 million for the years ended December 31, 2016 and 2015, respectively. In addition, because the effect of the recast of the financial statements resulted in the elimination of the capital lease obligation from EQM to AVC, the lease obligation portion of the consideration paid was recorded in financing activities in the statements of combined cash flows.
Midstream Streamlining Transactions
May 2018 Acquisition and Gulfport Transaction
On April 25, 2018, EQT, Rice Midstream Holdings LLC, a wholly owned subsidiary of EQT, EQM and EQM Gathering Holdings, LLC (EQM Gathering), a wholly owned subsidiary of EQM, entered into a Contribution and Sale Agreement pursuant to which EQM Gathering acquired from EQT all of EQT's interests in ROM, Strike Force and Rice WV in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion, subject to customary purchase price adjustments. The May 2018 Acquisition closed on May 22, 2018 with an effective date of May 1, 2018.
On May 1, 2018, pursuant to the Purchase and Sale Agreement dated April 25, 2018, by and among EQM, EQM Gathering, Gulfport Energy Corporation (Gulfport) and an affiliate of Gulfport, EQM Gathering acquired the remaining 25% limited liability company interest in Strike Force Midstream not owned by Strike Force for $175 million (the Gulfport Transaction). As a result, EQM owned 100% of Strike Force Midstream effective as of May 1, 2018.
EQM-RMP Merger
On April 25, 2018, EQM entered into an Agreement and Plan of Merger (the Merger Agreement) with Rice Midstream Partners LP (RMP), Rice Midstream Management LLC, the general partner of RMP (the RMP General Partner), the EQM General Partner, EQM Acquisition Sub, LLC, a wholly owned subsidiary of EQM (Merger Sub), EQM GP Acquisition Sub, LLC, a wholly owned subsidiary of EQM (GP Merger Sub), and, solely for certain limited purposes set forth therein, EQT. Pursuant to the Merger Agreement, Merger Sub and GP Merger Sub will merge with and into RMP and the RMP General Partner, respectively, with RMP and the RMP General Partner surviving as wholly owned subsidiaries of EQM (the Mergers). Pursuant to the Merger Agreement, each RMP common unit issued and outstanding immediately prior to the effective time of the Mergers will be converted into the right to receive 0.3319 EQM common units.
The completion of the Mergers is subject to the satisfaction or waiver of certain customary closing conditions, including, but not limited to: (i) approval of the Merger Agreement by RMP's unitholders holding a majority of the outstanding RMP common units and (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. As a result of the Mergers, RMP's common units will no longer be publicly traded. EQM expects to complete the Mergers during the third quarter of 2018.
ROM, Strike Force and Rice WV were businesses and the related acquisition was a transaction between entities under common control; therefore, EQM recorded the assets and liabilities of these entities at their carrying amounts to EQT on the effective date of the transaction. EQM recast its combined financial statements to retrospectively reflect the pre-acquisition results of the May 2018 Acquisition as if the entities were owned for the period the businesses were under common control by EQT; however, the combined financial statements are not necessarily indicative of the results of operations that would have occurred if EQM had owned them during the period November 13, 2017 through December 31, 2017.

3.    Equity
The following table summarizes EQM's public offerings of its common units during the three years ended December 31, 2017.

	Common Units Issued	GP Units Issued	Price Per Unit	Net Proceeds	Underwriters' Discount and Other Offering Expenses
	(Thousands, except unit and per unit amounts)
March 2015 equity offering (a)	9,487,500	25,255	$76.00	$696,582	$24,468
$750 Million At the Market (ATM) Program in 2015 (b)	1,162,475	—	74.92	85,483	1,610
November 2015 equity offering (c)	5,650,000	—	71.80	399,937	5,733
$750 Million ATM Program in 2016 (d)	2,949,309	—	$74.42	$217,102	$2,381

(a)
The underwriters exercised their option to purchase additional common units. The EQM General Partner purchased 25,255 EQM general partner units for approximately $1.9 million to maintain its then 2.0% general partner ownership percentage. This amount was included in net proceeds from this offering. The net proceeds were used to finance a portion of the cash consideration paid to EQT in connection with the NWV Gathering Acquisition as described in Note 2.

(b)
During the third quarter of 2015, EQM entered into an equity distribution agreement that established an ATM common unit offering program, pursuant to which a group of managers, acting as EQM's sales agents, may sell EQM common units having an aggregate offering price of up to $750 million (the $750 Million ATM Program). The price per unit represents an average price for all issuances under the $750 Million ATM Program in 2015. The underwriters' discount and other offering expenses in the table above include commissions of approximately $0.9 million. EQM used the net proceeds for general partnership purposes.

Prior to this $750 Million ATM Program, the EQM General Partner maintained its general partner ownership percentage at the previous level of 2.0%. Starting with sales under the $750 Million ATM Program in 2015, the EQM General Partner elected not to maintain its general partner ownership percentage.

(c)	The net proceeds were used for general partnership purposes and to repay amounts outstanding under EQM's credit facility.

(d)
The price per unit represents an average price for all issuances under the $750 Million ATM Program in 2016. The underwriters' discount and other offering expenses in the table above include commissions of approximately $2.2 million. EQM used the net proceeds for general partnership purposes.

The following table summarizes EQM's common, subordinated and general partner units issued and outstanding during the three years ended December 31, 2017. There were no issuances in 2017.

	Limited Partner Units		General
	Common	Subordinated	Partner Units	Total
Balance at January 1, 2015	43,347,452	17,339,718	1,238,514	61,925,684
Conversion of subordinated units to common units	17,339,718	(17,339,718)	—	—
2014 EQM VDA issuance	21,063	—	430	21,493
March 2015 equity offering	9,487,500	—	25,255	9,512,755
NWV Gathering Acquisition consideration	511,973	—	178,816	690,789
$750 Million ATM Program	1,162,475	—	—	1,162,475
November 2015 equity offering	5,650,000	—	—	5,650,000
Balance at December 31, 2015	77,520,181	—	1,443,015	78,963,196
2014 EQM VDA issuance	19,796	—	—	19,796
EQM Total Return Program issuance	92,472	—	—	92,472
$750 Million ATM Program	2,949,309	—	—	2,949,309
Balance at December 31, 2016 and 2017	80,581,758	—	1,443,015	82,024,773

Upon payment of the cash distribution for the fourth quarter of 2014, the financial requirements for the conversion of all subordinated units were satisfied. As a result, on February 17, 2015, the 17,339,718 subordinated units converted into common units on a one-for-one basis. For purposes of calculating net income per common and subordinated unit, the conversion of the subordinated units was deemed to have occurred on January 1, 2015.
EQM issued 19,796 and 21,063 common units under the 2014 EQM Value Driver Award Program (2014 EQM VDA) in February 2016 and 2015, respectively, as discussed in Note 8. In connection with the February 2015 issuance, the EQM General Partner purchased 430 EQM general partner units to maintain its then 2.0% general partner ownership percentage. EQM issued 92,472 common units under the EQM Total Return Program in February 2016 as discussed in Note 8.
As of December 31, 2017, EQGP and its subsidiaries owned 21,811,643 EQM common units, representing a 26.6% limited partner interest, 1,443,015 EQM general partner units, representing a 1.8% general partner interest, and all of the IDRs in EQM. As of December 31, 2017, EQT owned 100% of the non-economic general partner interest and a 90.1% limited partner interest in EQGP.
As of June 12, 2018, EQGP and its subsidiaries owned 21,811,643 EQM common units, representing a 24.8% limited partner interest, 1,443,015 EQM general partner units, representing a 1.6% general partner interest, and all of the IDRs in EQM. As of June 12, 2018, EQT owned 5,889,282 EQM common units, representing a 6.7% limited partner interest in EQM, 100% of the non-economic general partner interest in EQGP and a 91.3% limited partner interest in EQGP.
4.     Financial Information by Business Segment

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Revenues from external customers (including affiliates):
Gathering	$479,353	$397,494	$335,105
Transmission	371,986	334,778	297,831
Total operating revenues	$851,339	$732,272	$632,936
Operating income:
Gathering	$347,293	$289,643	$243,882
Transmission	247,467	238,213	208,075
Total operating income	$594,760	$527,856	$451,957

Reconciliation of operating income to net income:
Other income	26,595	37,011	7,773
Net interest expense	36,129	16,766	21,345
Income tax expense (benefit)	—	10,147	(16,741)
Net income	$585,226	$537,954	$455,126

	As of December 31,
	2017	2016	2015
	(Thousands)
Segment assets:
Gathering	$3,020,491	$1,292,713	$1,079,644
Transmission	1,487,501	1,413,631	1,183,641
Total operating segments	4,507,992	2,706,344	2,263,285
Headquarters, including cash	639,584	369,496	570,073
Total assets	$5,147,576	$3,075,840	$2,833,358

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Depreciation and amortization:
Gathering	$40,992	$30,422	$24,360
Transmission	58,689	32,269	25,535
Total	$99,681	$62,691	$49,895
Expenditures for segment assets:
Gathering	$226,202	$295,315	$225,537
Transmission	111,102	292,049	203,706
Total (a)	$337,304	$587,364	$429,243

(a)
EQM accrues capital expenditures when work has been completed but the associated bills have not yet been paid. These accrued amounts are excluded from capital expenditures on the statements of combined cash flows until they are paid in a subsequent period. Accrued capital expenditures were approximately $66.0 million, $26.7 million, $24.1 million and $53.0 million at December 31, 2017, 2016, 2015 and 2014, respectively.

5.    Related Party Transactions
Affiliate Transactions. In the ordinary course of business, EQM engages in transactions with EQT and its affiliates including, but not limited to, gas gathering agreements, transportation service and precedent agreements and storage agreements.
Omnibus Agreement. EQM entered into an omnibus agreement by and among EQM, the EQM General Partner and EQT. Pursuant to the omnibus agreement, EQT agreed to provide EQM with a license to use the name "EQT" and related marks in connection with EQM's business. EQM is allocated the portion of operating and maintenance expense and selling, general and administrative expense incurred by EQT for the benefit of EQM. The omnibus agreement also provides for certain indemnification and reimbursement obligations between EQT and EQM.
Operation and Management Services Agreement. EQM had an operation and management services agreement with EQT Gathering, LLC (EQT Gathering), an indirect wholly owned subsidiary of EQT, pursuant to which EQT Gathering provided EQM's pipelines and storage facilities with certain operational and management services. EQM reimbursed EQT Gathering for such services pursuant to the terms of its omnibus agreement with EQT. The operation and management services agreement was replaced in its entirety by a secondment agreement with EQT (the Secondment Agreement).
Secondment Agreement. On December 7, 2017, EQT, EQT Gathering, Equitrans, L.P. (Equitrans), EQM and the EQM General Partner entered into the Secondment Agreement, pursuant to which available employees of EQT and its affiliates may be seconded to EQM and its subsidiaries to provide operating and other services with respect to EQM's business under the direction, supervision and control of EQM or its subsidiaries. EQM reimburses EQT and its affiliates for the services provided by the seconded employees pursuant to the Secondment Agreement.
The following table summarizes the amounts and categories of expenses for which EQM was obligated to reimburse EQT pursuant to the omnibus agreement and the Secondment Agreement, as applicable, and the amounts and categories of obligations for which EQT was obligated to indemnify and/or reimburse EQM pursuant to the omnibus agreement for the years ended December 31, 2017, 2016 and 2015.

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Reimbursements to EQT
Operating and maintenance expense (a)	$39,957	$33,526	$31,310
Selling, general and administrative expense (a)	$67,424	$63,255	$46,149

Reimbursements from EQT (b)
Plugging and abandonment	$4	$195	$26
Bare steel replacement	15,704	—	6,268
Other capital reimbursements	$—	$162	$1,198

(a)
The expenses for which EQM reimburses EQT and its subsidiaries may not necessarily reflect the actual expenses that EQM would incur on a stand-alone basis, and EQM is unable to estimate what those expenses would be on a stand-alone basis. These amounts exclude the recast impact of the May 2018 Acquisition, October 2016 Acquisition and NWV Gathering Acquisition as these amounts do not represent reimbursements pursuant to the omnibus agreement.

(b)	These reimbursements were recorded as capital contributions from EQT.
Summary of Related Party Transactions. The following table summarizes related party transactions for the years ended December 31, 2017, 2016 and 2015.

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Operating revenues	$621,805	$551,353	$462,371
Operating and maintenance expense (a)	40,204	34,179	33,452
Selling, general and administrative expense (a)	69,732	67,345	55,092
Other income (b)	22,171	18,191	2,367
Interest income on Preferred Interest (see Note 2)	6,818	1,740	—
Principal payments received on Preferred Interest (see Note 2)	4,166	1,024	—
Distributions to EQM General Partner (c)	235,167	169,438	109,194
Capital contributions from EQT	15,463	602	7,492
Net contributions from/(distributions to) EQT	$30,284	$20,234	$(15,179)

(a)
The expenses for which EQM reimburses EQT and its subsidiaries may not necessarily reflect the actual expenses that EQM would incur on a stand-alone basis, and EQM is unable to estimate what those expenses would be on a stand-alone basis. These amounts include the recast impact of the May 2018 Acquisition, October 2016 Acquisition and NWV Gathering Acquisition as they represent the total amounts allocated to EQM by EQT for the periods presented.

(b)
For the year ended December 31, 2017, other income included equity income from the MVP Joint Venture of $22.2 million. For the year ended December 31, 2016, other income included distributions received from EES of $8.3 million and equity income from the MVP Joint Venture of $9.9 million. For the year ended December 31, 2015, other income included equity income from the MVP Joint Venture of $2.4 million. See Note 6.

(c)
The distributions to the EQM General Partner are based on the period to which the distributions relate and not the period in which the distributions were declared and paid. For example, for the year ended December 31, 2017, total distributions to the EQM General Partner included the cash distribution declared on January 18, 2018 related to the fourth quarter 2017 of $1.025 per common unit and the amounts related to its general partner interest and IDRs.

The following table summarizes related party balances as of December 31, 2017 and 2016.

	As of December 31,
	2017	2016
	(Thousands)
Accounts receivable – affiliate	$110,292	$81,358
Due to related party	31,673	19,027
Investment in unconsolidated entity	460,546	184,562
Preferred Interest in EES (see Note 1)	$119,127	$123,293
See also Note 2, Note 3, Note 6, Note 7, Note 8, Note 9, Note 12, Note 14 and Note 15 for further discussion of related party transactions.
6.    Investment in Unconsolidated Entity
On March 30, 2015, EQM assumed EQT's interest in MVP Holdco, which owns the interest in the MVP Joint Venture, for $54.2 million. The MVP Joint Venture plans to construct the Mountain Valley Pipeline (MVP), an estimated 300-mile natural gas interstate pipeline spanning from northern West Virginia to southern Virginia. EQM also assumed the role of operator of the MVP from EQT. In April 2015, October 2015 and January 2016, EQM sold 10%, 1% and 8.5% ownership interests in the MVP Joint Venture, respectively. The purchase from EQT and subsequent sales of interests in the MVP Joint

Venture were all for consideration that represented the proportional amount of capital contributions made to the joint venture as of the date of the respective transactions. As of December 31, 2017, EQM owned a 45.5% interest in the MVP Joint Venture.
The MVP Joint Venture has been determined to be a variable interest entity because it has insufficient equity to finance its activities during the construction stage of the project. EQM is not the primary beneficiary because it does not have the power to direct the activities of the MVP Joint Venture that most significantly impact its economic performance. Certain business decisions, including, but not limited to, decisions about operating and construction budgets, project construction schedule, material contracts or precedent agreements, indebtedness, significant acquisitions or dispositions, material regulatory filings and strategic decisions require the approval of owners holding more than a 66 2/3% interest in the MVP Joint Venture and no one member owns more than a 66 2/3% interest. Beginning on the date it was assumed from EQT, EQM accounted for the MVP Interest as an equity method investment as EQM has the ability to exercise significant influence over operating and financial policies of the MVP Joint Venture. EQM records adjustments to the investment balance for contributions to or distributions from the MVP Joint Venture and its pro-rata share of earnings of the MVP Joint Venture.
In December 2017, the MVP Joint Venture issued a capital call notice to MVP Holdco for $105.7 million, of which $27.2 million was paid in January 2018 and $78.5 million was paid in February 2018. The capital contribution payable has been reflected on the combined balance sheet as of December 31, 2017 with a corresponding increase to EQM's investment in the MVP Joint Venture.
Equity income related to EQM's portion of the MVP Joint Venture's AFUDC on construction of the MVP is reported in other income in the statements of combined operations and was $22.2 million, $9.9 million and $2.4 million for the years ended December 31, 2017, 2016 and 2015, respectively.
As of December 31, 2017, EQM had issued a $91 million performance guarantee in favor of the MVP Joint Venture to provide performance assurances for MVP Holdco's obligations to fund its proportionate share of the construction budget for the MVP.
As of December 31, 2017, EQM's maximum financial statement exposure related to the MVP Joint Venture was approximately $552 million, which consists of the investment in unconsolidated entity balance on the combined balance sheet as of December 31, 2017 and amounts which could have become due under EQM's performance guarantee as of that date.
The following tables summarize the audited financial statements for the investment in unconsolidated entity accounted for under the equity method of accounting.
Consolidated Balance Sheets

	As of December 31,
	2017	2016
	(Thousands)
Current assets	$330,271	$53,959
Noncurrent assets	747,728	361,820
Total assets	$1,077,999	$415,779

Current liabilities	$65,811	$10,149
Equity	1,012,188	405,630
Total liabilities and equity	$1,077,999	$415,779
Statements of Consolidated Operations

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
AFUDC - equity	$32,054	$16,315	$3,576
Net interest income	16,674	5,206	1,143
Net income	$48,728	$21,521	$4,719

7.    Cash Distributions
The EQM partnership agreement requires EQM to distribute all of its available cash to EQM unitholders within 45 days after the end of each quarter. Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:
•                  less, the amount of cash reserves established by the EQM General Partner to:
•                   provide for the proper conduct of EQM's business (including reserves for future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);
•                  comply with applicable law, any of EQM's debt instruments or other agreements; or
•                  provide funds for distributions to EQM's unitholders and to the EQM General Partner for any one or more of the next four quarters (provided that the EQM General Partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent EQM from distributing the minimum quarterly distribution on all common units);
•                   plus, if the EQM General Partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.
All IDRs are held by the EQM General Partner. IDRs represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels described below have been achieved. The EQM General Partner may transfer the IDRs separately from its general partner interest, subject to restrictions in EQM's partnership agreement.
The following discussion assumes that the EQM General Partner owns the 1.8% general partner interest that it owned as of December 31, 2017 and the IDRs.
If for any quarter EQM has distributed available cash from operating surplus to the common unitholders in an amount equal to EQM's minimum quarterly distribution; then, EQM will distribute any additional available cash from operating surplus for that quarter among the unitholders and the EQM General Partner in the following manner:

	Total Quarterly Distribution per	Marginal Percentage Interest in Distributions
	Unit Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.35	98.2%	1.8%
First Target Distribution	Above $0.3500 up to $0.4025	98.2%	1.8%
Second Target Distribution	Above $0.4025 up to $0.4375	85.2%	14.8%
Third Target Distribution	Above $0.4375 up to $0.5250	75.2%	24.8%
Thereafter	Above $0.5250	50.2%	49.8%
To the extent these incentive distributions are made to the EQM General Partner, more available cash proportionally is allocated to the EQM General Partner than to holders of limited partner units.
On January 18, 2018, the Board of Directors of the EQM General Partner declared a cash distribution to EQM's unitholders for the fourth quarter of 2017 of $1.025 per common unit. The cash distribution was paid on February 14, 2018 to unitholders of record at the close of business on February 2, 2018. Cash distributions to EQGP were approximately $22.4 million related to its limited partner interest, $2.2 million related to its general partner interest and $41.1 million related to its IDRs.
8.    Equity-Based Compensation Plan
The EQM General Partner has granted equity-based phantom units that vested upon grant to the independent directors of the EQM General Partner. The value of the phantom units will be paid in EQM common units upon the director's termination of service on the EQM General Partner's Board of Directors. EQM accounted for these awards as equity awards and recorded compensation expense for the fair value of the awards at the grant date fair value. A total of 21,739 independent director unit-based awards, including accrued distributions, were outstanding as of December 31, 2017. A total of 2,940, 2,610 and 2,220 unit-based awards were granted to the independent directors during the years ended December 31, 2017, 2016 and 2015, respectively. The weighted average fair value of these grants, based on EQM's common unit price on the grant date, was $76.68, $75.46 and $88.00 for the years ended December 31, 2017, 2016 and 2015, respectively. EQM recognized equity-based compensation expense of $0.2 million each year during the years ended December 31, 2017, 2016 and 2015 related to these grants.
 In July 2012, the EQM General Partner granted awards representing common units (EQM Total Return Program). The confirmed awards were distributed in EQM common units during the first quarter of 2016. During the year ended December 31, 2015, EQM recognized equity-based compensation expense of $0.7 million related to these awards.
In the first quarter of 2014, performance units under the 2014 EQM Value Driver Award Program (2014 EQM VDA) were granted to EQT employees who provided services to EQM. The first tranche of the confirmed awards were distributed in EQM common units in February 2015 and the remainder of the confirmed awards were distributed in EQM common units in February 2016. During the year ended December 31, 2015, EQM recognized equity-based compensation expense of $0.6 million related to these awards.
EQM common units to be delivered pursuant to vesting of the equity-based awards may be common units acquired by the EQM General Partner in the open market or from any other person, issued directly by EQM or any combination of the foregoing.
9.    Debt
The following table presents EQM's outstanding debt as of December 31, 2017 and 2016.

	December 31, 2017			December 31, 2016
	Principal	Carrying Value (a)	Fair Value (b)	Principal	Carrying Value (a)	Fair Value (b)
	(Thousands)
$1 Billion Facility	$180,000	$180,000	$180,000	$—	$—	$—
364-Day Facility	—	—	—	—	—	—
4.00% Senior Notes due 2024	500,000	494,939	504,110	500,000	494,170	493,125
4.125% Senior Notes due 2026	500,000	492,413	501,990	500,000	491,562	488,460
Total debt	$1,180,000	$1,167,352	$1,186,100	$1,000,000	$985,732	$981,585

(a)	Carrying value of the senior notes represents principal amount less unamortized debt issuance costs and debt discounts.

(b)	See Note 1 for a discussion of fair value measurements.
$1 Billion Facility. In July 2017, EQM amended and restated its credit facility to increase the borrowing capacity under the facility from $750 million to $1 billion and extend the term to July 2022. The $1 Billion Facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes (including purchasing assets from EQT and its subsidiaries and other third parties). Subject to certain terms and conditions, the $1 Billion Facility has an accordion feature that allows EQM to increase the available borrowings under the facility by up to an additional $500 million. In addition, the $1 Billion Facility includes a sublimit up to $100 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. Further, EQM has the ability to request that one or more lenders make term loans to it under the $1 Billion Facility subject to the satisfaction of certain conditions, which term loans will be secured by cash and qualifying investment grade securities. EQM's obligations under the revolving portion of the $1 Billion Facility are unsecured.
EQM is not required to maintain compensating bank balances under the $1 Billion Facility. EQM's debt issuer credit ratings, as determined by Standard and Poor's Ratings Services, Moody's Investors Service and Fitch Ratings Service on its non-credit-enhanced, senior unsecured long-term debt, determine the level of fees associated with its $1 Billion Facility in addition to the interest rate charged by the counterparties on any amounts borrowed against the lines of credit; the lower EQM's debt credit rating, the higher the level of fees and interest rate.
During 2017, 2016 and 2015, the maximum amounts of EQM's outstanding borrowings under the credit facility at any time were $260 million, $401 million and $404 million, respectively, the average daily balances were approximately $74 million, $77 million and $261 million, respectively, and interest was incurred at weighted average annual interest rates of 2.8%,

2.0% and 1.7%, respectively. EQM had no letters of credit outstanding under its credit facility as of December 31, 2017 and 2016. For the years ended December 31, 2017, 2016 and 2015, commitment fees of $1.8 million, $1.6 million and $1.2 million, respectively, were paid to maintain credit availability under the credit facility.
EQM's $1 Billion Facility contains various provisions that, if not complied with, could result in termination of the credit facility, require early payment of amounts outstanding or similar actions. The most significant covenants and events of default relate to maintenance of a permitted leverage ratio, limitations on transactions with affiliates, limitations on restricted payments, insolvency events, nonpayment of scheduled principal or interest payments, acceleration of and certain other defaults under other financial obligations and change of control provisions. Under the $1 Billion Facility, EQM is required to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions).
364-Day Facility. EQM has a $500 million, 364-day, uncommitted revolving loan agreement with EQT that matures on October 24, 2018 and will automatically renew for successive 364-day periods unless EQT delivers a non-renewal notice at least 60 days prior to the then current maturity date. EQM may terminate the 364-Day Facility at any time by repaying in full the unpaid principal amount of all loans together with interest thereon. The 364-Day Facility is available for general partnership purposes and does not contain any covenants other than the obligation to pay accrued interest on outstanding borrowings. Interest accrues on outstanding borrowings at an interest rate equal to the rate then applicable to similar loans under the $1 Billion Facility, or a successor revolving credit facility, less the sum of (i) the then applicable commitment fee under the $1 Billion Facility and (ii) 10 basis points.
During the year ended December 31, 2017, the maximum amount of EQM's outstanding borrowings under the 364-Day Facility at any time was $100 million, the average daily balance was approximately $23 million and interest was incurred at a weighted average annual interest rate of 2.2%. There were no amounts outstanding at any time under the 364-Day Facility in 2016.
4.125% Senior Notes. During the fourth quarter of 2016, EQM issued 4.125% Senior Notes due December 1, 2026 in the aggregate principal amount of $500 million. Net proceeds from the offering were used to repay the outstanding borrowings under the $1 Billion Facility at that time and for general partnership purposes.
EQM's senior notes contain covenants that limit EQM's ability to, among other things, incur certain liens securing indebtedness, engage in certain sale and leaseback transactions, and enter into certain consolidations, mergers, conveyances, transfers or leases of all or substantially all of EQM's assets.
As of December 31, 2017, EQM was in compliance with all debt provisions and covenants.
On April 25, 2018, EQM entered into a $2.5 billion unsecured multi-draw 364-day term loan facility with a syndicate of lenders (the EQM Term Loan Facility). The EQM Term Loan Facility was used to fund the cash consideration for the May 2018 Acquisition, is available to repay borrowings under EQM's $1 Billion revolving credit facility and, following the Mergers, under RMP's $850 million revolving credit facility, to fund ongoing working capital requirements and for other general partnership purposes. Unused commitments under the EQM Term Loan Facility will terminate automatically on December 31, 2018. The EQM Term Loan Facility matures on April 24, 2019 and includes mandatory prepayment and commitment reduction requirements related to the receipt by EQM of net cash proceeds from certain debt transactions, equity issuances, asset sales and joint venture distributions. As of June 12, 2018, EQM had $1,825 million outstanding under the EQM Term Loan Facility, $375 million remaining availability for general partnership purposes and $300 million remaining availability that can be used only in conjunction with the closing of the Mergers.
10.    Regulatory Assets and Liabilities
Regulatory assets and regulatory liabilities are recoverable or reimbursable over various periods and do not earn a return on investment. EQM believes that it will continue to be subject to rate regulation that will provide for the recovery or reimbursement of its regulatory assets and regulatory liabilities. Regulatory assets and regulatory liabilities are included in other assets and other long-term liabilities, respectively, in the accompanying combined balance sheets.

	As of December 31,
	2017	2016
	(Thousands)
Regulatory assets:
Deferred taxes (a)	$13,076	$13,901
Other recoverable costs (b)	4,754	5,013
Total regulatory assets	$17,830	$18,914

Regulatory liabilities:
Deferred taxes (a)	$10,488	$—
On-going post-retirement benefits other than pensions (c)	7,724	6,744
Other reimbursable costs	860	715
Total regulatory liabilities	$19,072	$7,459

(a)
The regulatory asset for deferred taxes primarily related to deferred income taxes recoverable through future rates on a historical deferred tax position and the equity component of AFUDC. The regulatory liability for deferred taxes relates to a revaluation of the historical difference between the regulatory and tax bases of regulated property, plant and equipment. EQM expects to recover the amortization of the deferred tax positions ratably over the corresponding life of the underlying assets that created the differences. Taxes on the equity component of AFUDC and the offsetting deferred income taxes will be collected through rates over the depreciable lives of the long-lived assets to which they relate.

(b)	Regulatory assets associated with other recoverable costs primarily related to the costs associated with the pension termination discussed in Note 14.

(c)
EQM defers expenses for on-going post-retirement benefits other than pensions which are subject to recovery in approved rates. The regulatory liability reflects lower cumulative actuarial expenses than the amounts recovered through rates.

11.    Income Taxes
As a result of its limited partnership structure, EQM is not subject to federal and state income taxes. For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated by EQM flow through to EQM's unitholders; accordingly, EQM does not record a provision for income taxes. ROM, Strike Force and Rice WV were all single-member limited liability companies and wholly-owned subsidiaries of a multi-member LLC and were not subject to federal income tax.
As discussed in Note 2, the October 2016 Acquisition and NWV Gathering Acquisition were transactions between entities under common control for which the combined financial statements of EQM have been retrospectively recast to reflect the combined entities. Accordingly, the income tax effects associated with these operations prior to acquisition are reflected in the combined financial statements as they were previously part of EQT's consolidated federal tax return. EQT's consolidated federal income tax was allocated among the group's members on a separate return basis with tax credits allocated to the members generating the credits. During the years ended December 31, 2016 and 2015, net current and deferred income tax liabilities of approximately $94.0 million and $84.4 million, respectively, were eliminated through equity related to AVC, Rager, the Gathering Assets and NWV Gathering.
The components of income tax expense (benefit) for the years ended December 31, 2016 and 2015 are as follows:

	Years Ended December 31,
	2016	2015
	(Thousands)
Current:
Federal	$886	$12,960
State	487	985
Subtotal	1,373	13,945
Deferred:
Federal	8,302	(30,931)
State	472	245
Subtotal	8,774	(30,686)
Total	$10,147	$(16,741)

Income tax expense (benefit) differed from amounts computed at the federal statutory rate of 35% on pre-tax book income from continuing operations as follows:

	Years Ended December 31,
	2016	2015
	(Thousands)
Tax at statutory rate	$191,835	$153,435
Partnership income not subject to income taxes	(182,455)	(135,324)
State income taxes	623	800
Regulatory assets	132	(35,685)
Other	12	33
Income tax expense (benefit)	$10,147	$(16,741)

Effective tax rate	1.9%	(3.8)%
For the year ended December 31, 2015, a tax benefit was realized by EQT in connection with a partial like-kind exchange of assets that resulted in tax deferral for EQT associated with AVC. The deferred taxes were eliminated through equity in 2016 along with the other current and deferred taxes associated with the October 2016 Acquisition. The fluctuations in income tax expense resulted primarily from the tax benefit realized by EQT in 2015 and the change in the tax status of AVC, Rager and the Gathering Assets in 2016 and NWV Gathering in 2015.
EQM's historical uncertain tax positions related to the October 2016 Acquisition and NWV Gathering Acquisition were immaterial. EQT has indemnified EQM from and against any losses suffered or incurred by EQM and related to or arising out of or in connection with any federal, state or local income tax liabilities attributable to the ownership or operation of EQM's assets prior to the acquisition of such assets from EQT. Therefore, EQM does not anticipate any future liabilities arising from the historical deferred tax liabilities.
12.    Concentrations of Credit Risk
For the years ended December 31, 2017, 2016 and 2015, EQT accounted for approximately 73%, 75% and 73%, respectively, of EQM's total revenues. Additionally, for the years ended December 31, 2017, 2016 and 2015, PNG Companies, LLC and its affiliates accounted for approximately 11%, 12% and 14% of EQM's total revenues, respectively, all of which was included in the transmission segment.
Approximately 19% and 47% of third party accounts receivable balances of $48.3 million and $20.7 million as of December 31, 2017 and 2016, respectively, represent amounts due from marketers. EQM manages the credit risk of sales to marketers by limiting EQM's dealings to those marketers meeting specified criteria for credit and liquidity strength and by actively monitoring these accounts. EQM may request a letter of credit, guarantee, performance bond or other credit enhancement from a marketer in order for that marketer to meet EQM's credit criteria. EQM did not experience any significant defaults on accounts receivable during the years ended December 31, 2017, 2016 and 2015.
13.    Commitments and Contingencies
EQM is subject to federal, state and local environmental laws and regulations. These laws and regulations, which are constantly changing, can require expenditures for remediation and in certain instances result in assessment of fines. EQM has established procedures for ongoing evaluation of its operations to identify potential environmental exposures and assure compliance with regulatory requirements. The estimated costs associated with identified situations that require remedial action are accrued. However, when recoverable through regulated rates, certain of these costs are deferred as regulatory assets. Ongoing expenditures for compliance with environmental law and regulations, including investments in plant and facilities to meet environmental requirements, have not been material. Management believes that any such required expenditures will not be significantly different in either nature or amount in the future and does not know of any environmental liabilities that will have a material effect on its business, financial condition, results of operations, liquidity or ability to make distributions.
In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against EQM. While the amounts claimed may be substantial, EQM is unable to predict with certainty the ultimate outcome of such claims and proceedings. EQM accrues legal and other direct costs related to loss contingencies when actually incurred.  EQM has established reserves it believes to be appropriate for pending matters and, after consultation with counsel and giving appropriate consideration to available insurance, EQM believes that the ultimate outcome of any matter currently pending against EQM will not materially affect EQM's business, financial condition, results of operations, liquidity or ability to make distributions.
See Note 6 for discussion of the MVP Joint Venture guarantee.
14.    Postretirement Benefit Plans
Employees of EQT operate EQM's assets. EQT charges EQM for the payroll and benefit costs associated with these individuals and for retirees of Equitrans, the owner of EQM's FERC-regulated transmission, storage and gathering systems. EQT carries any obligations for employee-related benefits in its financial statements.
EQT terminated the EQT Corporation Retirement Plan for Employees (the Retirement Plan), a defined benefit pension plan, effective December 31, 2014. On March 2, 2016, the IRS issued a favorable determination letter for the termination of the Retirement Plan. On June 28, 2016, EQT purchased annuities from and transferred the Retirement Plan assets and liabilities to American General Life Insurance Company. In the third quarter of 2016, EQM reimbursed EQT approximately $5.2 million for its proportionate share of such funding related to retirees of Equitrans. The settlement charge is expected to be recoverable in FERC approved rates and thus was recorded as a regulatory asset that will be amortized for rate recovery purposes over a period of 16 years.
Equitrans' retirees participated in the Retirement Plan prior to its termination. Excluding the pension termination settlement payments described above, for the years ended December 31, 2016 and 2015, EQM reimbursed EQT approximately $1.9 million and $0.4 million, respectively, for the funding of the Retirement Plan and was allocated expenses associated with the Retirement Plan of $0.1 million and $0.5 million, respectively.
EQM contributes to a defined contribution plan sponsored by EQT. The contribution amount is a percentage of allocated base salary. In 2017, 2016 and 2015, EQM was charged its contribution percentage through the EQT payroll and benefit costs discussed in Note 5.
EQM recognizes expenses for ongoing post-retirement benefits other than pensions, which are subject to recovery in the approved rates. Expenses recognized by EQM for the years ended December 31, 2017, 2016 and 2015 for ongoing post-retirement benefits other than pensions were approximately $1.2 million each year.
15.    Combined Variable Interest Entity
EQM determined Strike Force Midstream to be a variable interest entity for the year ended December 31, 2017. Through EQM's ownership and control of Strike Force, which owned a 75% limited liability company interest in Strike Force Midstream as of December 31, 2017, EQM had the power to direct the activities that most significantly impact the economic performance of Strike Force Midstream. In addition, through EQM's majority ownership interest in Strike Force Midstream, EQM had the obligation to absorb the losses of Strike Force Midstream and the right to receive benefits from Strike Force Midstream, in accordance with such interest. As EQM had a controlling financial interest in, and was the primary beneficiary of Strike Force Midstream, EQM consolidated Strike Force Midstream for the year ended December 31, 2017.
The key risks associated with the operations of Strike Force Midstream are:

•
Strike Force Midstream's gathering and compression services are subject to extensive regulation by federal, state and local regulatory authorities and subject to stringent environmental laws and regulations, which may expose Strike Force Midstream to significant costs and liabilities;

•
Expanding Strike Force Midstream's business by constructing new midstream assets subjects Strike Force Midstream to risks. If Strike Force Midstream does not complete these expansion projects, its future growth may be limited; and

•
Strike Force Midstream is subject to numerous hazards and operational risks which include, but are not limited to, ruptures, fires, explosions, leaks and damage to pipelines, facilities, equipment and surrounding properties caused by natural disasters, acts of sabotage and terrorism, and inadvertent damage.

The following table presents summary information of assets and liabilities of Strike Force Midstream included in the EQM's combined balance sheet that are for the use or obligation of Strike Force Midstream as of December 31, 2017.

December 31, 2017
(Thousands)
Assets:
Cash and cash equivalents	$43,938
Accounts receivable	12,477
Property, plant and equipment, net	356,346
Intangible assets, net	$457,992
Liabilities:
Other current liabilities	$24,341
The following table summarizes the statement of consolidated operations and cash flows of Strike Force Midstream for the period from November 13, 2017 through December 31, 2017, inclusive of affiliate amounts.

For the period from November 13, 2017 through December 31, 2017
(Thousands)
Operating revenues	$9,214
Operating expenses	6,330
Other income	52
Net income	$2,936

Net cash provided by operating activities	$8,588
Net cash used in investing activities	(36,190)
net cash used in financing activities	$26,951
16.    Interim Financial Information (Unaudited)
The following quarterly summary of operating results for the years ended December 31, 2017 and 2016 reflects variations due to the seasonal nature of the transmission and storage business.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(Thousands, except per unit amounts)
2017
Operating revenues (a)	$200,072	$196,815	$206,293	$248,159
Operating income (a)	145,308	141,288	145,702	162,462
Net income (a)	143,196	139,139	142,938	159,953
Net income attributable to EQT Midstream Partners, LP	$143,196	$139,139	$142,938	$159,219
Net income per limited partner unit: (b)
Basic and diluted	$1.36	$1.27	$1.28	$1.28
2016
Operating revenues (a)	$184,961	$177,157	$176,276	$193,878
Operating income (a)	137,306	129,215	126,477	134,858
Net income	$136,735	$131,859	$133,660	$135,700
Net income per limited partner unit: (b)
Basic and diluted	$1.39	$1.27	$1.23	$1.31

(a)	EQM made certain reclassifications from previously reported amounts to conform to current period presentation.

(b)	Quarterly net income per limited partner unit amounts are stand-alone calculations and may not be additive to full-year amounts due to rounding and changes in outstanding units.